EXHIBIT 16.1

[SASLOW LUFKIN & BUGGY, LLP LETTERHEAD]

October 8, 2003

Mr. Bernard Zimmerman
President & CEO
FCCC, Inc.
200 Connecticut Avenue
5th Floor
Norwalk, CT 06854

Dear Mr. Zimmerman:

This is to confirm that as of October 8, 2003, the client-auditor relationship between FCCC, Inc. (Commission File Number 811-0969) and Saslow Lufkin & Buggy, LLP has ceased.

As of this date, there are no outstanding disputes or matters of disagreement between FCCC, Inc. and Saslow Lufkin & Buggy, LLP.

Very truly yours,

/s/ Saslow Lufkin & Buggy, LLP

Saslow, Lufkin & Buggy, LLP

cc:	Chief Accountant SECPS Letter File, Mail Stop 11-3 Securities and Exchange Commission 450 Fifth Street Washington, D.C. 20549